Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement and related Prospectus on Form S-3 of our report dated March 10, 2006 relating to the consolidated financial statements and schedule of NeoMagic Corporation for the year ended January 31, 2006, NeoMagic Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NeoMagic Corporation as of the year ended January 31, 2006, which appear in NeoMagic Corporation’s Annual Report (Form 10-K) for the year ended January 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    STONEFIELD JOSEPHSON, INC.

San Francisco, California

April 6, 2006